UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington. DC 20549

                             FORM 10
           GENERAL FORM FOR REGISTRATION OF SECURTIES

 Pursuant to Section 12(b) or (g) of the Securities and Exchange
                           Act of 1934

                     FASHION DYNAMICS CORP.
     (Exact name of registrant as specified in its charter)

Nevada                              88-0352465
(State of organization)       (I.R.S. Employer Identification No.)

8105 Lake Hills Dr., Las Vegas, NV 89128
(Address of principal executive offices)

Registrant's telephone number, including area code (702) 256-4250

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.001 par value per share

ITEM 1.   BUSINESS
(a) The Company

     FASHION   DYNAMICS  CORP.  (the  "Company")  is   a   Nevada
corporation formed on February 8, 1996. Its principal place of business is located at 8105 Lake Hills Dr., Las Vegas, NV 89128.

     The Company was formed as an employment placement service targeting the fashion industry. The primary function of the Company will be to match employers in the fashion industry with skillfully screened employees seeking a job in the fashion industry. The Company will screen potential employees of fashion-related companies to match personnel to the corporation desiring to hire a fashion industry professional.
 (b) The Nature of the Business

     The Company will derive a fee from companies in the apparel/fashion industry in need of skilled employees. Many companies, large and small, do not have the time or financial resources to screen employees when the need arises. The Company will carefully screen and place qualified employees, hence saving employers valuable time and money when hiring. Although no market analysis has been done, the Company may consider charging a fee to the employee or possibly working out a process which requires both employer and employee to pay the fee.

     Many companies use personnel placement services. Often these are provided by larger firms that offer services to a more generalized population of the job market and have pricing structures which small businesses in need of services cannot afford. The Company feels it can effectively identify these companies by the types of inquiries it will receive from ads placed in various publications targeting the fashion industries.

     Since the Company is not aware of major competitors providing this type of specialized service, it would appear to have a ready market within this industry. The Company will not target specific geographic area for its services, although its primary focus will be on the western United States.

     The Company has been keeping an open ear for any information concerning the fashion industry. Mr. Figgins has made many trips to Los Angeles to meet with other employers to see how their operations work. He has also traveled to New York City to take part in many fashion shows and pageants to see how they can be influenced by this Company. He has spoken with the representatives of many of these fashion shows to gain insight and to impose upon them his usefulness to their operation.

     The  main office has obtained a computer and scanner to help the Company progress at a faster pace. The Company has a contract
with   Starwest  to  provide  employees  for  local   shows   and
production.

     The Company is of great avail to the placement of employees who can match up to the potential needed for exclusive fashion shows. Shows which represent such illustrious and prestigious artists such as DKNY, Calvin Klein, Armani and Escada, just to name a few, can benefit from our corporation. When these artists seek a specific look to model and to represent their clothesline, our skilled employees are prepared to send them above and beyond their request.

     The Company can also supply electricians or stage hands to set up the stage for the shows. We expect to expand rapidly, as our services are in high demand.

ITEM 2    FINANCIAL INFORMATION

     The Registrant's financial data presented below has been derived from the Financial Statements of the Company, including the notes thereto, appearing elsewhere herein.

FASHION DYNAMICS CORP.
(a Development Stage Company)
Year Ended December 31



                                            1997      1996

Summary of Operations

     Revenues                               $0        $0

     General, Selling and Administrative    $5,268    $3,803
Expenses

          Net Profit                        ($5,268)  ($3,803)

          Net Profit per Common Share       $(0.0068) ($0.0063)

Summary Balance Sheet Data

     Total Assets                           $21,929   $2,197


ITEM 3.   PROPERTIES.

     The Company owns no real property, but maintains office space donated by one of its Officers/Directors at 8105 Lake Hills Drive, Las Vegas, NV 89128. Should this offering be successful, the Company plans to relocate its principal place of business by leasing office space in San Diego, California.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.



Title        Name/Address               Shares Beneficially         Percentage
of Class     of Owner                   Owned                       Ownership

Common       Lynda Wennerstrom          200,000                     18.18%
             4803 Refugio Ave.
             Carlsbad, CA 92008

Common       David Wennerstorm          200,000                     18.18%
             4803 Refugio Ave.
             Carlsbad, CA 92008

Common       Lee R. Figgins             200,000                     18.18%
             8105 Lake Hills Dr.
             Las  Vegas, NV 89128


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

Lynda Wennerstrom, age 32, President/CEO/Director.
4803 Refugio Ave,. Carlsbad, CA 92008.
     Education:
          Associate of Arts Degree-Design
          The Fashion Institute of Design and Merchandising
          Los Angeles, CA
          December 1986

University of Kentucky
Lexington, Kentucky
August 1982 to May 1984
     Experience:

Senior Buyer-International Male
San Diego, CA
August 1996-Present

V.P. of Merchandising-Gentlemen's Headquarters
Bell, CA
March 1995-August 1996

Lead Sales-Gateway Educational Products
May 1994-March 1995

Customer Service Manager-Goouch
April 1993-August 1994
National Sales Manager (YM Division)-Switch/W.I.P.

August 1992-June 1993
National Sales Manager (YM Division)-Maxims Collection

March 1991-August 1992
Showroom Manager-West Unity Belts

September 1987-May 1988

NOTE: (Complete resume on file with Company)

Lee R. Figgins, Secretary/Treasurer/CFO/ Director,
8105 Lake Hills Drive, Las Vegas, NV 89128
CRD #207439

NOTE: Mr. Figgins, age 63, is currently the Sales Agent for
Salutations, Inc., whose application to register its securities has been approved by the Nevada Securities Commission.
     Education:

Bachelor of Science in Finance
University of Southern California
1955
     Experience:

First Interstate Bank
Various Positions, Including Branch Manager
1955-1962

Downey Savings and Loan

Vice- President
1962-1964

Hayden, Stone, Ernst & Company
Joseph Sebag
Paulson Investment Company

J. Alexander Securities
1964-1991

Diamond Lane Corporation
Secretary/Treasurer/CFO
February 1995-Present

NOTE: (Complete resume on file with the Company)

David E. Wennerstrom, age 35,Vice President/Director
4803 Refugio Ave, Carlsbad, CA 92008
     Education:

Associates of Arts Degree-Design
The Fashion Institute of Design and Merchandising
Los Angeles, CA
March 1986
     Experience:

Sales Representative- BJD, Inc.
Bell, CA
May 1995-Present

Independent Sales Representative
Mulberry Neckwear, QNT Corp., Peter Finnie & Associates
June 1992-May 1995

Sales Manager/Merchandiser-NKL, Inc.
Los Angeles, CA
January 1991-September 1992

Western U.S. Sales Representative-Dweedo, Inc.
Los Angeles, CA
January 1990-January 1991

Sales Representative, Sales Manager, Merchandiser
BJD, Inc., Los Angeles, CA
November 1986-January 1990

Sales Assistant-Bugle Boy, Inc.
Los Angeles, CA
February 1986-November 1986

NOTE: (Complete resume on file with the Company)

ITEM 6.   EXECUTIVE COMPENSATION

     {a} No Officer or Director is receiving any remuneration at this time.

     {b} There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

     {c}  No  remuneration other than that reported in  paragraph
(a) of this item is proposed to be in the future directly or indirectly by the corporation to any officer or director under any plan which is presently existing.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     There are no relationships or transactions to be reported.

ITEM 8.   LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
          COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     Registrant's common stock is traded in the over-the-counter market in the United States.

     There has been no trading in the corporations stock, therefore, no high or low bid quotations are available.

     There are 37 record owners of Registrant's common stock.

     The Registrant has never paid a cash dividend and has no present intention of so doing.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     An offering of 500,000 shares of the Company's common stock pursuant to Regulation D, Rule 504, promulgated under the Securities Act of 1933, was completed on August 27, 1997. The sales price was $0.05 per share, for a total gross offering of $25,000.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
          REGISTERED.

     The securities to be registered are Common Stock, $0.001 par value per share. The shares are non-assessable, without pre-emptive rights, and do not carry cumulative voting rights.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts, or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

     The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and supplemental data required by this Item 13 follow the index of financial statements appearing at Item 15 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not Applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     FINANCIAL STATEMENTS

          Report of Independent Auditors, Barry L. Friedman, CPA, dated January 30, 1998

          Balance  Sheet as of December 31, 1997 and  the  period
            January 23, 1996 to December 31, 1996

          Statement of Operation for the year ended December  31,
            1997 and the period January 23, 1996 to December  31,
            1996

          Statement of Stockholders' Equity

          Statement of Cash Flows for the years ended year  ended
            December 31, 1997 and the period January 23, 1996  to
            December 31, 1996

          Notes to Financial Statements

                        LIST OF EXHIBITS

INDEPENDENT AUDITORS' REPORT

ASSETS

LIABILITIES AND STOCKHOLDERS' EQUITY

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS' EQUITY

STATEMENT OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

Board of Directors  January 30, 1998
Fashion Dynamics Corp.
Las Vegas, Nevada

I have audited the accompanying Balance Sheets of Fashion Dynamics Corp., (A Development Stage Company), as of December 31, 1997 and December 31, 1996, and the related Statements of Operations, Stockholders' Equity and Cash Flows for the two years ended December 31, 1997 and December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fashion Dynamics Corp., (A Development Stage Company), as of December 31, 1997 and December 31, 1996, and the results of its operations and cash flows for the two years ended December 31, 1997 and December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

/S/ Barry L. Friedman

Certified Public Accountant

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                          BALANCE SHEET



                                       December 31,    December 31,
                                       1997            1996

               ASSETS
CURRENT ASSETS:
Cash                                   $19,145         $2,013
TOTAL CURRENT ASSETS                     $19,145         $2,013
EQUIPMENT:
Computer (Net)                         $2,645          $2,645
TOTAL EQUIPMENT                         $2,645          $2,645
OTHER ASSETS;
Organizational Costs (Net)             $139            $184
TOTAL OTHER ASSETS                     $139            $184
TOTAL ASSETS                           $21,929         $2,197

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES;
     Accounts Payable                  $0              $0
TOTAL CURRENT LIABILITIES              $0              $0
STOCKHOLDERS' EQUITY;
Common stock, $0.001 par value,                        $600
authorized 25,000,000 shares
issued and outstanding
December 31, 1996 - 600,000 shares
December 31, 1996 - 1,100,000 shares   $1,100
Additional paid-in Capital             $29,900         $5,400
Deficit accumulated during             -9,071          -3,803
development stage
TOTAL STOCKHOLDERS' EQUITY             $21,929         $2,197
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                 $21,929         $2,197

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                     STATEMENT OF OPERATION



                      Year Ended Dec.  Year Ended Dec.   Jan. 23, 1996
                      31, 1997         31, 1996          (inception) to
                                                         Dec. 31, 1997

INCOME:

Revenue               $0               $0                $0

EXPENSES:
Accounting            $850             $350              $1,200
Bank Charges          43               70                113
Escrow Fees           500              0                 500
Filing Fees           170              100               270
Legal Fees            1,905            0                 1,905
Professional Fees     0                3,000             3,000
Sales Commissions     1,250            0                 1,250
Transfer Fees         437              0                 437
Travel                0                242               242
Depreciation          68               0                 68
Amortization of       45               41                86
organization costs

Total Expenses        $5,268           $3,803            $9,071

Net Profit/Loss(-)    ($5,268)         ($3,803)          ($9,071)

Net Profit/Loss       ($0.0068)        ($0.0063)         ($0.0131)
(-) Per weighted
Share (Note1)

Weighted average      772,603          600,000           693,506
Number of common
Shares outstanding


  See accompanying notes to financial statements & audit report

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                STATEMENT OF STOCKHOLDERS' EQUITY



                       Common           Stock     Additional  Deficit
                       Shares           Amount    paid-in     accumulated during
                                                  Capital     developmental
                                                              stage

February 8, 1996       600,000          $600      $5,400      $0
Issued for cash

Net Loss, January 23,                                         -$3,803
1996 (inception) to
Dec. 31, 1996

Balance Dec. 31, 1996  600,000          $600      $5,400      -$3,803

August 28, 1997        500,000          500       24,500
Issued for cash

Net loss                                                      -5,268
year ended Dec. 31,
1997

Balance, Dec. 31, 1997 1,100,000        $1,100    $29,900     -$9,071


 See accompanying notes to financial statements & audit report.

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS



                               Year ended       Jan 23, 1996    Jan 23, 1996
                               Dec. 31, 1997         to         (inception)
                                                Dec. 31, 1996   to Dec. 31, 1997
Cash Flows from Operating
Activities:
Net Loss                       -$5,268          -               -$9,071
                                                $3,803
Depreciation                   +68              0               +68
Amortization                   +45              +41             +86
Cash flows from Investing      -7,868           -3,987          -11,855
activities
Equipment                      -2,713           0               -2,713
Organization Costs                              -225            -225
Net cash used in operating     -$7,868          -               -$11,855
activities                                      $3,987
Cash Flows from Financing
Activities:
Issuance of common stock       +25,000          +6,000          +31,000
Net increase (decrease) in     +$17,132         +$2,013          +$19,145
cash
Cash, Beginning of period      2013             0               0
Cash, end of period            $19,145          $2,013          $19,145

  See accompanying notes to financial statements & audit report

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
             December 31, 1997 and December 31, 1996

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized January 23, 1996, under the laws of the State of Nevada, as Fashion Dynamics Corp. The Company has no operations and, in accordance with SFAS #7, is considered a development stage company.

On February 8, 1996, the company issued 600,000 shares of its $0.001 par value common stock for $6,000.00.

On August 27, 1997, the Company completed an offering of its common stock under Regulation D, Rule 504 for 500,000 common shares of stock at $0.05 per share or $25,000.00.

NOTE 2- ACCOUNTING POLICIES AND PROCEDURES

Accounting policies and procedures have not been determined except as follows:

1. The Company uses the accrual method of accounting.

The cost of organization, $225.00, is being amortized over a period of 60 months (January 23, 1996, through January 22, 2001).

3. Earnings per share is computed using the weighted average number of shares of common shares outstanding.

4. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

NOTE 3- GOING CONCERN

The company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

                     FASHION DYNAMICS CORP.
                  (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
             December 31, 1997 and December 31, 1996

NOTE 4- RELATED PARTY TRANSACTION

The company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 5 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.



     EXHIBITS

          3.1 Articles of Incorporation

          3.2 By-Laws

          10. Contract with Star West International, Inc.

                           SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                           FASHION DYNAMICS CORP.



                           By:/s/ Lee R. Figgins
                              Lee R. Figgins,
                              Secretary/Treasurer